Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 13645	April 27, 2010
Brenda A. Blake, ext. 13202
UGI Reports Second Quarter Results, Updates Guidance
VALLEY FORGE, Pa., April 27 — UGI Corporation (NYSE: UGI) today reported net income attributable to UGI of $157.1 million, or $1.43 per diluted share, for the quarter ended March 31, 2010, compared to $158.2 million, or $1.45 per diluted share, for the second quarter of fiscal 2009. The current period results include the impact of an after-tax loss of $3.3 million, or $0.03 per diluted share, related to the discontinuance of hedge accounting for interest rate protection agreements at AmeriGas related to a previously anticipated debt refinancing that is no longer needed.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Our results for the quarter were in line with expectations and once again demonstrate the ability of our portfolio of diversified energy businesses to reduce earnings volatility. Net income at our Energy Services business increased 23% over last year and our Gas Utility posted a 17% increase in net income. The strong results delivered by these business units more than offset lower earnings in our propane businesses primarily due to the anticipated return to more normal unit margins in our International Propane business and the impact of the loss on interest rate hedges at AmeriGas. Given our performance to date and the current assessment of our business prospects for the remainder of the year, I am pleased to report that we continue to expect earnings per share of between $2.20 and $2.30 for the full fiscal year ending September 30, 2010, including the impact of the $0.03 hedge loss.”
Segment Performance (Millions, except where otherwise indicated)
AmeriGas Propane:

For the three months ended March 31,	2010	2009	Increase (decrease)
Revenues	$886.1	$823.3	$62.8	7.6%
Total margin (a)	$346.4	$349.3	$(2.9)	(0.8)%
Partnership EBITDA	$173.6	$187.3	$(13.7)	(7.3)%
Operating income	$153.3	$168.1	$(14.8)	(8.8)%
Retail gallons sold	329.2	342.9	(13.7)	(4.0)%
Degree days — % colder (warmer) than normal	0.2%	(3.7)%

Net income attributable to UGI	$36.4	$40.2	$(3.8)	(9.5)%
•	The decrease in net income attributable to UGI resulted primarily from the after-tax impact of a loss from the discontinuance of hedge accounting for interest rate protection agreements. The interest rate hedges related to a previously anticipated refinancing of $150 million of long-term debt that is no longer needed.
•	Volume declined as a result of the continuing effects of the economic recession and customer conservation.
•	Total margin decreased as lower volumes sold were partially offset by slightly higher average retail unit margins.
•	Operating and administrative expenses were virtually unchanged from the prior-year period.
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UGI Reports Second Quarter Results, Updates Guidance
International Propane (in euros, except where otherwise indicated):

For the three months ended March 31,	2010	2009	Increase (decrease)
Revenues	€278.9	€259.2	€19.7	7.6%
Total margin (a)	€129.6	€143.1	€(13.5)	(9.4)%
Operating income	€58.2	€68.1	€(9.9)	(14.5)%
Antargaz retail gallons sold	106.6	103.1	3.5	3.4%
Antargaz degree days — % colder than normal	10.8%	5.4%

Net income attributable to UGI (in USD)	$48.2	$54.5	$(6.3)	(11.6)%
•	The decrease in net income attributable to UGI is primarily due to the anticipated return of more normal unit margins in the current year period partially offset by higher volumes sold and lower operating expenses. The unusually high margins experienced in the prior-year quarter resulted from a significant decline in product costs in Europe during the first half of fiscal 2009.
•	Antargaz volume increased primarily as a result of weather that was 5.2% colder than the prior-year period.
•	Total margin decreased primarily due to lower retail unit margins at Antargaz partially offset by the increase in volume due to the colder weather. Flaga’s total margin was also lower than last year principally reflecting lower retail unit margins.
•	Operating expenses at Antargaz were lower than the prior-year period as a result of lower business tax expense and lower compensation and benefits expenses. Flaga’s operating expenses were also lower than the prior-year period.
Gas Utility:

For the three months ended March 31,	2010	2009	Increase (decrease)
Revenues	$445.4	$542.8	$(97.4)	(17.9)%
Total margin (a)	$154.0	$149.9	$4.1	2.7%
Operating income	$91.1	$80.0	$11.1	13.9%
System throughput — billions of cubic feet (“bcf”)	54.6	56.5	(1.9)	(3.4)%
Degree days — % (warmer) colder than normal	(2.8)%	4.1%

Net income attributable to UGI	$49.0	$41.8	$7.2	17.2%
•	The increase in net income attributable to UGI is primarily due to lower operating expenses and the impact of PNG Gas and CPG Gas base operating revenue increases that became effective in August 2009.
•	Weather was 6.6% warmer than the prior year. The warmer weather and the continuing effects of the economic recession resulted in a decrease in total system throughput to core-market customers.
•	Total margin increased as the impact of lower system throughput was more than offset by the beneficial impact of the higher authorized base rates at PNG Gas and CPG Gas.
•	Operating and administrative expenses decreased as a result of lower provisions for uncollectible accounts and environmental matters.
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UGI Reports Second Quarter Results, Updates Guidance
Electric Utility:

For the three months ended March 31,	2010	2009	Decrease
Revenues	$31.6	$38.1	$(6.5)	(17.1)%
Total margin (a)	$9.1	$11.9	$(2.8)	(23.5)%
Operating income	$3.1	$5.5	$(2.4)	(43.6)%
Distribution sales — millions of kilowatt hours (“gwh”)	262.8	273.1	$(10.3)	(3.8)%

Net income attributable to UGI	$1.6	$2.8	$(1.2)	(42.9)%
•	Kilowatt-hour sales were lower than the prior-year period reflecting the impact of warmer weather on heating-related sales and the continuing effects of the economic recession on electric consumption.
•	The decrease in total margin is a result of lower average unit margins under default service rates which became effective January 1, 2010 and, to a much lesser extent, the lower kilowatt-hour sales.
Energy Services:

For the three months ended March 31,	2010	2009	Increase
Revenues	$438.6	$424.6	$14.0	3.3%
Total margin (a)	$56.3	$49.4	$6.9	14.0%
Operating income	$40.8	$33.2	$7.6	22.9%

Net income attributable to UGI	$24.2	$19.6	$4.6	23.5%
•	The increase in net income attributable to UGI is primarily related to an increase in total margin which resulted from:
•	a significant increase in natural gas marketing total margin resulting from higher average unit margins and a 7% increase in volumes sold. The increase in natural gas volumes and margins includes the impact of marketing initiatives to expand the customer base to include small commercial customers.
•	an increase in retail power total margin resulting from marketing efforts focused on the small commercial segment of the power market.
•	a decrease in total margin from asset management activities and electric generation. Electric generation total margin decreased despite a 5% increase in volumes generated, reflecting the effects of lower average unit margins.
(a)	Total margin represents total revenues less total cost of sales. Total margin for Electric Utility represents total revenues less total cost of sales and revenue-related taxes.
About UGI
UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L.P., the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
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UGI Reports Second Quarter Results, Updates Guidance
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss second quarter earnings and fiscal 2010 activities at 4:00 PM ET on Wednesday, April 28, 2010. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website http://www.ugicorp.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on April 28 through midnight Friday, April 30. The replay may be accessed at 1-888-203-1112, passcode 4051448 and International access 1-719-457-0820, passcode 4051448.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, and domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations, particularly the euro. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2010	2009	2010	2009	2010	2009
Revenues:
AmeriGas Propane	$886.1	$823.3	$1,542.7	$1,550.4	$2,252.4	$2,610.8
International Propane	386.4	338.6	693.3	615.7	1,032.9	1,037.1
Gas Utility	445.4	542.8	773.2	953.2	1,061.0	1,288.1
Electric Utility	31.6	38.1	65.6	74.0	130.1	142.7
Energy Services	438.6	424.6	750.9	783.7	1,191.9	1,530.7
Corporate & Other (a)	(67.8)	(29.6)	(86.6)	(60.7)	(107.7)	(171.1)

Total revenues	$2,120.3	$2,137.8	$3,739.1	$3,916.3	$5,560.6	$6,438.3

Operating income (loss):
AmeriGas Propane	$153.3	$168.1	$255.9	$312.8	$243.6	$320.6
International Propane	80.8	89.7	124.7	153.8	122.3	166.7
Gas Utility	91.1	80.0	154.8	136.9	171.4	148.9
Electric Utility	3.1	5.5	8.5	10.5	13.4	21.0
Energy Services	40.8	33.2	68.5	51.4	81.9	77.4
Corporate & Other (a)	(3.1)	(1.7)	(3.2)	(1.2)	(2.3)	1.2

Total operating income	366.0	374.8	609.2	664.2	630.3	735.8
Loss from equity investees	0.0	(0.6)	0.0	(0.8)	(2.3)	(2.3)
Interest expense:
AmeriGas Propane	(16.7)	(17.8)	(33.2)	(36.5)	(67.0)	(72.5)
International Propane	(6.4)	(6.4)	(13.4)	(13.2)	(26.8)	(28.6)
Gas Utility	(10.3)	(10.4)	(20.5)	(21.4)	(41.3)	(38.6)
Electric Utility	(0.5)	(0.4)	(0.9)	(0.8)	(1.8)	(1.7)
Corporate & Other, net (a)	(0.2)	—	(0.3)	(0.2)	(0.4)	(1.0)

Total interest expense	(34.1)	(35.0)	(68.3)	(72.1)	(137.3)	(142.4)

Income before income taxes	331.9	339.2	540.9	591.3	490.7	591.1
Income tax expense	(99.1)	(97.4)	(162.6)	(165.6)	(156.1)	(172.5)

Net income	232.8	241.8	378.3	425.7	334.6	418.6
Less: net income attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	(75.7)	(83.6)	(122.8)	(152.6)	(93.7)	(136.1)

Net income attributable to UGI Corporation	$157.1	$158.2	$255.5	$273.1	$240.9	$282.5

Earnings per share attributable to UGI shareholders:
Basic	$1.44	$1.46	$2.34	$2.52	$2.21	$2.62

Diluted	$1.43	$1.45	$2.32	$2.50	$2.20	$2.59

Average common shares outstanding:
Basic	109.232	108.408	109.158	108.303	108.776	108.012

Diluted	110.086	109.223	110.026	109.076	109.643	108.976

Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$36.4	$40.2	$59.4	$74.5	$49.9	$67.4
International Propane	48.2	54.5	74.0	94.7	57.6	91.9
Gas Utility	49.0	41.8	81.1	70.1	81.3	66.6
Electric Utility	1.6	2.8	4.5	5.6	6.9	11.2
Energy Services	24.2	19.6	40.6	30.3	48.4	45.3
Corporate & Other (a)	(2.3)	(0.7)	(4.1)	(2.1)	(3.2)	0.1

Total net income attributable to UGI Corporation	$157.1	$158.2	$255.5	$273.1	$240.9	$282.5

(a)	Corporate & Other includes the elimination of certain intercompany transactions.